Exhibit 10.2

June 17, 2024

David T. Lougee
c/o TEGNA Inc.
8350 Broad Street, Suite 2000
Tysons, Virginia  22102-5151

Re: Retirement and Advisory Services

Dear Dave:
On behalf of TEGNA Inc. (the “Company”) and its Board of Directors (the “Board”), I want to thank you for your many years of service to the Company, during which you have demonstrated remarkable leadership and have made immeasurable contributions to the Company. We appreciate your willingness to provide continued support and expertise to the Company during an advisory period following your retirement as President and Chief Executive Officer.
This letter agreement (this “Agreement”) memorializes our agreement regarding the terms of your retirement as President and Chief Executive Officer, effective as of the date your successor commences employment with the Company (the “Effective Date”), which is currently expected to be August 12, 2024, and your services to the Company as an employee advisor during the period commencing on the Effective Date described below.
1.
Retirement.  Effective as of and subject to the Effective Date, you hereby resign from your position as President and Chief Executive Officer of the Company and, except as provided in Section 2, from all other positions you hold with the Company and its subsidiaries and affiliates, including as a member of the Board.

2.
Advisory Period.  Subject to the terms of this Agreement, you shall continue to serve as an employee of the Company in the position and with the title of Senior Advisor during the period commencing on the Effective Date through August 31, 2025 (the “Advisory Period”), subject to earlier termination of the advisory services pursuant to Section 5 of this Agreement.  During the Advisory Period, you shall assist with the transition of your duties as President and Chief Executive Officer to your successor and perform such other duties as may be reasonably assigned to you by the Board or the Company’s Chief Executive Officer from time to time; provided that you shall have no authority to sign any document or extend credit on behalf of the Company or its subsidiaries or affiliates, hire or terminate the services of any employee or other service provider of the Company or its subsidiaries or affiliates or to otherwise bind the Company or its subsidiaries or affiliates in any way.  During the Advisory Period, you shall devote adequate business time and attention as reasonably required by your duties and responsibilities hereunder to the performance of the duties and services contemplated by this Section 2, and the parties do not expect you to experience a “separation from service” for purposes of Section 409A of the Internal Revenue Code (the “Code”) until the expiration of the Advisory Period. During the Advisory Period, you shall be permitted to perform your duties and responsibilities hereunder on a remote basis, provided that, if requested by the Chief Executive Officer of the Company with reasonable advanced notice, you shall make yourself reasonably available to provide services in person from time to time.

3.	Compensation. In consideration for your services under this Agreement, you shall be eligible for the following compensation and benefits:
a.	Base Salary. During the Advisory Period, you shall be paid a base salary, payable bi-weekly, at an annual rate of $550,000.
b.
Outstanding Equity Awards and Cash Retention Award.  Any equity awards that you hold as of the Effective Date and the cash retention award contemplated by the 2023 Cash Retention Award Agreement between you and the Company (collectively, the “Outstanding Awards”) shall continue to vest during the Advisory Period.  For the avoidance of doubt, you shall not be entitled to any additional grants of equity awards or cash retention awards following the Effective Date.  Subject to Section 5 below, unless the Advisory Period is terminated for “Cause” (as defined in Section 5 below), you shall be deemed to have retired as of the end of the Advisory Period for purposes of any portion of the Outstanding Awards outstanding at such time.

c.
Prorated Annual Bonus.  Subject to your continued employment with the Company through the date annual bonuses are paid in respect of 2024, you shall be eligible for an annual bonus for 2024, based on actual performance, and prorated based on the period of your service in 2024 as President and Chief Executive Officer of the Company (the “Prorated Annual Bonus”).  For the avoidance of doubt, except as otherwise set forth in this Section 3(c), you shall not be entitled to an annual bonus in respect of any period following the Effective Date.

d.
Welfare and Retirement Benefits.  During the Advisory Period, you shall remain a participant in the Company’s health and welfare benefit plans (excluding any severance plans) and retirement plans to the same extent, and at the same level of coverage, as you participated as of immediately prior to the Effective Date.  Notwithstanding the foregoing, the Company reserves the right at any time to change or discontinue the Company’s benefit plans in the future; provided, however, that any changes made with respect to your benefits shall only apply to the extent that you are treated no less favorably than any other participants in such benefit plans.

e.
Other Benefits. You shall be provided with legal and financial services through the tax filing season for 2027 (April 15, 2027), consistent with those provided to you as of the date hereof.  The Company shall provide you with continued access to your current executive assistant during the Advisory Period (to the extent such individual remains employed with the Company) for technical and administrative support as you may reasonably request.  You will continue to have access to Company email during your employment through the end of the Advisory Period.

4.
Restrictive Covenants.  You acknowledge and agree that all restrictive covenants applicable to you as of the Effective Date (the “Restrictive Covenants”) shall continue to apply during the Advisory Period to the same extent as if you had remained President and Chief Executive Officer. Notwithstanding the foregoing or anything in the Restrictive Covenants to the contrary, during the Advisory Period, you may serve on civic or charitable boards or committees or otherwise engage in community service, charitable activities and public speaking engagements and engage in other outside business activities, including, subject to Board approval, serving as a director on the board of for-profit entities, so long as such activities do not significantly interfere with or significantly detract from the performance of your duties and responsibilities under this Agreement and such entities are not competitive with the Company or its subsidiaries.

You agree that you will not make any statements, oral or written, that disparage the Company or any of its current or former directors or officers. Likewise, the Company agrees that it will not make, and will use reasonable efforts to ensure that current directors and officers of the Company do not make, any statements, oral or written, that disparage you.
5.	Early Termination.
a.
Notice.  Either you or the Company may terminate your employment as Senior Advisor (and therefore the Advisory Period) upon sixty (60) days’ written notice; provided, however, that such advance notice shall not be required in the event your employment is terminated for Cause (as defined below) or due to your death.  For purposes of this Agreement, “Cause” shall have the meaning set forth in the TEGNA Inc. Executive Severance Plan.  You shall not be terminated for Cause absent a resolution terminating you for Cause approved in writing by a majority of the Board.

b.
Termination Without Cause.  If the Company terminates your employment with the Company without “Cause” (as defined above) and not due to your death or permanent disability prior to August 31, 2025, subject to your execution of a release of claims substantially in the form attached to the TEGNA Inc. Executive Severance Plan (the “Release”) and compliance in all material respects with all post-termination obligations applicable to you (including all applicable Restrictive Covenants, provided that the Company shall provide you with written notice of any alleged noncompliance and a reasonable opportunity to cure, if curable), you shall remain entitled to all compensation and benefits contemplated by Section 3 to the same extent as if your employment had not terminated and continued until August 31, 2025, including, for the avoidance of doubt, continued vesting of all Outstanding Awards through August 31, 2025.

c.
Termination Due to Death or Permanent Disability.  If your employment with the Company terminates as a result of your death or permanent disability (as determined under the Company’s Long Term Disability Plan) prior to August 31, 2025, subject to your (or your beneficiaries’ or estate’s) execution of the Release and compliance in all material respects with all post-termination obligations applicable to you (including all applicable Restrictive Covenants, provided that the Company shall provide you with written notice of any alleged noncompliance and a reasonable opportunity to cure, if curable), you (or your beneficiaries or estate) shall be entitled to (i) the Prorated Annual Bonus and (ii) continued vesting of the cash and equity retention awards granted to you in August 2023 to the same extent as if your employment had not terminated and continued until August 31, 2025 (or any more favorable termination-related vesting contemplated by the existing terms of the applicable award agreement).

d.
Payment Timing.  The compensation and benefits contemplated by this Section 5 shall be paid or provided on the same schedule contemplated by Section 3, except as modified to comply with Section 409A of the Code or other applicable law; provided that, to the extent permitted by Section 409A of the Code, the Outstanding Awards shall accelerate and be settled as soon as reasonably practicable following your (or your beneficiaries’ or estate’s) execution of the Release.

6.
Full Settlement.  You acknowledge and agree that your retirement as President and Chief Executive Officer pursuant to the terms of this Agreement is voluntary and not at the request of the Company or the Board, and, except as expressly provided in this Agreement, you shall not be entitled to any compensation or benefits from the Company or its subsidiaries or affiliates as a result of or following your retirement as President and Chief Executive Officer, your services during the Advisory Period or the termination of your services at the end of the Advisory Period.  For the avoidance of doubt, you shall remain entitled to any retirement and other benefits that are accrued and vested as of the date your employment with the Company terminates.

7.	Tax Withholding. All dollar amounts set forth herein are gross amounts and are subject to applicable tax withholding.
8.	Section 409A.
a.
It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and agreed upon with you and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Code Section 409A. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception.  For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation.  All payments to be made upon a termination of services under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on you pursuant to Section 409A of the Code.  In no event may you, directly or indirectly, designate the calendar year of any payment under this Agreement, and to the extent required by Section 409A of the Code, any payment that may be paid in more than one taxable year (depending on the time that you execute a release of claims) shall be paid in the later taxable year.

b.
Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

c.
Notwithstanding any other provision of this Agreement to the contrary, if you are considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company and its affiliates as in effect on the applicable date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to you under this Agreement during the six (6)-month period immediately following your separation from service (as determined in accordance with Section 409A of the Code) on account of your separation from service shall be accumulated and paid to you on the (1st) first business day of the seventh (7th) month following your separation from service (the “Delayed Payment Date”), to the extent necessary to prevent the imposition of tax penalties on you under Section 409A of the Code.  If you die during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of your estate on the first to occur of the Delayed Payment Date or thirty (30) calendar days after the date of your death.

9.
Entire Agreement.  This Agreement contains the entire agreement between you and the Company with respect to your retirement as President and Chief Executive Officer and your services during the Advisory Period, and supersedes any and all prior understandings or agreements, whether written or oral, with respect to such matters.  This Agreement shall be governed by the laws of the State of Delaware, without reference to the choice of law rules that would cause the application of the law of any other jurisdiction.  For the avoidance of doubt, nothing contained in this Agreement prohibits you or the Company from terminating your employment for any reason or no reason prior to the Effective Date, in which case this Agreement shall be null and void ab initio and the terms of your termination shall be governed by the plans and agreements applicable to you as of the date of such termination.  Notwithstanding anything to the contrary in this Agreement, in the event of your death, the Company shall provide your estate (or beneficiaries) with any payments due to you under this Agreement.

10.	Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
11.
Legal Fees. The Company agrees to pay the reasonable fees and expenses of your legal counsel arising in connection with the negotiation and execution of this Agreement and any agreements related thereto (not to exceed $35,000 in the aggregate).

12.
Indemnification; Directors’ and Officers’ Insurance. You shall be indemnified, advanced expenses, and held harmless by the Company in connection with the performance of your duties as Senior Advisor under this Agreement to the same extent as you are entitled in your capacity as President and Chief Executive Officer prior to the Effective Date.  The Company shall cover you under directors’ and officers’ liability insurance to the same extent as other officers and directors of the Company, which coverage shall continue through the Advisory Period and shall survive for a period of at least six (6) years thereafter.

13.
Reporting and Messaging.  The press release and Form 8-K announcing your retirement as President and Chief Executive Officer and transition to Senior Advisor will be subject to your prior review and comment.

[Signature Page Follows]

Please indicate your acceptance of the terms of this Agreement by signing where indicated below.

Very truly yours,
TEGNA Inc.
By: /s/ Howard D. Elias
       Name:  Howard D. Elias
       Title:    Chairman of the Board of Directors
[Signature Page to Letter Agreement (Lougee)]

Acknowledged and agreed:

/s/ David T. Lougee
David T. Lougee

[Signature Page to Letter Agreement (Lougee)]